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                                                                     EXHIBIT 3.2

                                                                     TRANSLATION


                       CODIFIED ARTICLES OF INCORPORATION

         of the Anonymous Company under the tradename "COCA-COLA HELLENIC BOTTLING COMPANY S.A." as same was amended, codified and adopted to the modern Greek language through the decision of the Extraordinary General Assembly of its Shareholders dated 7.12.1987 (Governmental Gazette 2967 dated 24.12.1987) and as amended through (a) the decision of the Extraordinary General Assembly of its Shareholders dated 22.8.1988 (Governmental Gazette 3165/ 13.10.1988), (b) the decision of the Ordinary General Assembly dated 29.6.1989 (Governmental Gazette 3648/12.10.1989), (c) the decision of the Extraordinary General Assembly dated 27.3.1991 (Governmental Gazette 1808/4.6.1991), (d) the decision of the Ordinary General Assembly dated 24.4.1991, (Governmental Gazette 1509/22.5.1991), and e) the decision of the Extraordinary General Assembly of its Shareholders dated 2.11.1992, f) the decision of the Extraordinary General Assembly dated 23.2.1995 (Governmental Gazette 939/27.2.1995), g) the decision of the Ordinary General Assembly dated 21.6.1995 (Governmental Gazette 4357/20.7.1995),
         h) the decision of the Extraordinary General Assembly dated 23.10.1997 (Governmental Gazette 7919/12.11.1997), i) the decision of the Extraordinary General Assembly dated 24.6.1999 (Governmental Gazette 7130/3.9.1999), j) the decision of the Extraordinary General Assembly dated 20.3.2000 (Governmental Gazette 2487/4.4.2000), k) the decision of the Ordinary General Assembly dated 19.4.2000 (Governmental Gazette 3877/2.6.2000), and l) the decision of the Extraordinary General Assembly dated 19.4.2000 (Governmental Gazette 3885/2.6.2000), m) the decisions of the Extraordinary General Assembly of the shareholders of the Company dated 9 and 11.8.2000 (Governmental Gazette 7877/22.8.2000), n) the decision of the Extraordinary General Assembly of the shareholders of the Company dated 14.11.2000 (Governmental Gazette 349/17.1.2001), o) the decision of the Annual General Assembly of the shareholders of the Company dated 18.5.2001 (Governmental Gazette 4915/26.6.2001), p) the decision of the Extraordinary General Assembly of the shareholders of the Company dated 22.11.2001 q) the Annual General Assembly of the shareholders of the Company dated 20.5.2002, r) the decision of the Extraordinary General Assembly of the shareholders of the Company dated 15.09.2003 and s) the decision of the Extraordinary General Assembly of the shareholders of the Company dated 31.10.2003


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                                       2



                                    CHAPTER A

                         TRADENAME, REGISTERED OFFICES,

                       DURATION AND PURPOSE OF THE COMPANY

                                    ARTICLE 1

1.- TRADENAME : The tradename of the company is "COCA-COLA HELLENIC BOTTLING COMPANY SOCIETE ANONYME". For its foreign relations, the company shall use a true translation of its said tradename.

2.- DISTINCTIVE TITLE : "COCA-COLA HBC (TRIA EPSILON)" is the distinctive title of the Company. For the foreign relations of the company, the distinctive title shall be used in true translation.

3.- REGISTERED OFFICES AND BRANCHES : The Municipality of Amarousio of Attica is determined as the seat of the Company. The Company, pursuant to a resolution of the Board of Directors, may establish Branch Offices, Agencies or places of business, at any city of the country or abroad or abolish same if already existing. By this same resolution or by subsequent ones, the Board of Directors will also determine the terms of operation, as well as the extent and nature of the businesses of the said Branch Offices, Agencies and other places of business of the Company.

4.- JURISDICTION : Any dispute arising between the Company and its shareholders or third parties is exclusively subject to the jurisdiction of the Courts of the registered office of the Company. The Company may be sued only before these Courts, even in cases of existence of any special jurisdictions, except if otherwise specified by Law, or if arbitration proceedings have been agreed upon.

5.- DURATION : The duration of the Company is fixed until December 31st of the year Two thousand and seventy ( 2070 ). Such duration may be extended by resolutions of the General Assembly adopted as provided for by Articles 19 para 2 and 20 para 3 of the present Articles of Incorporation. The extension so decided constitutes an amendment of the relevant article of the Articles of Incorporation.

                                    ARTICLE 2

A) THE PURPOSES OF THE COMPANY ARE :

(1) The establishment of plants in Athens, Thessaloniki, Patra or elsewhere in Greece and abroad, for the production and packaging in all types of packaging of the refreshment under the name COCA-COLA as well as of the series of refreshments of the American Corporation "THE COCA- COLA CO.".

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                                       3


(2) The production and in general the trading as well as the imports and exports in any kind of packaging of (i) Refreshments, (ii) Natural Juices, (iii) Table, Mineral and Spa Waters, (iv) Foods and Beverages, in general.

(3) The production in whole or in part, distribution, trading, import , export of goods and items bearing the trademarks under which the products and waters included in the above paragraphs (1) and (2) are traded or known in the market as well as of other products similar to the above.

(4) The manufacturing, trading, import and export of packing materials and items used for products and waters mentioned to above in paras (1), (2) and (3).

(5) The representation in Greece of any and all Firms producing trading or procuring in general the products, waters and items referred to in paras (1),
(2), (3) and (4) hereof.

(6) All and every Industrial and Commercial activity directly or indirectly related to the purpose of the company as same is described in the present Article.

(7) The lawful granting by the Company of any kind of guarantees to persons or legal entities with which the company has or maintains commercial or financial relations, or transactions for the fulfilment of its above purposes.

(8) The provision to its subsidiaries and affiliate companies of administrative and other services related to the principal object of the company.

B)     IN PURSUING ITS PURPOSES THE COMPANY MAY :

(a) Participate in any company of any type whatsoever having the same or similar purpose,

(b) Cooperate in any way with any individual or legal entity,

(c) Establish anywhere branches, or agencies,

(d) Represent in Greece any firm Greek or foreign with the same or similar purpose.

                                    CHAPTER B

                     CAPITAL STOCK, SHARES AND SHAREHOLDERS

                                    ARTICLE 3

(a) The Capital Stock of the Company was initially U.S. Dollars five hundred thousand ( 500,000 ) equivalent to Drachmae fifteen million ( 15,000,000 ) and it has been paid up in whole as mentioned in the Governmental Gazette Nr.654/1969 issue of S.A. and Ltd. Companies. By virtue of a decision of the Extraordinary General Assembly held on 28.9.1970 the above capital has been increased to U.S.$ six hundred thousand ( 600,000 ) equivalent to Drachmae eighteen million ( 18,000,000).-

By virtue of a decision of the General Assembly held on 30.12.1973 the capital of the Company was increased through deposit in cash by an amount of U.S.$ one million

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four hundred and eighty thousand ( 1,480,000 ) or Drachmae forty four million four hundred thousand ( 44,400,000 ). Thus the capital of the Company reached the amount of U.S.$ two million eighty thousand ( 2,080,000 ) or Drachmae sixty two million four hundred thousand ( 62,400,000 ) divided to five hundred and twenty thousand ( 520,000 ) shares of a nominal value of U.S.$ four ( 4 ) each or Drachmae one hundred and twenty ( 120 ) each.

By virtue of a decision of the General Assembly held on 22.4.1974 the capital of the Company was increased by an amount of Drachmae eighty six million two hundred and fifty nine thousand six hundred ( 86,259,600 ) or U.S. $ two million eight hundred seventy five thousand three hundred twenty ( 2,875,320 ),owing to the capitalization of the excess value of the fixed assets of the Company ( i.e sites DRS 11.581.433, buildings DRS 63.782.260 and other fixed installations
10.895.907 ) following the provisions of L.D.1314/1972. Pursuant to the above, seven hundred eighteen thousand eight hundred thirty ( 718,830 ) new shares were issued of a nominal value of U.S.$ four ( 4 ) or Drachmae one hundred twenty (120 ) each. So the total amount of the capital reached the amount of DRS. one hundred and forty eight million six hundred and forty nine thousand six hundred ( 148,659,600) or U.S.$ four million nine hundred and fifty five thousand three hundred twenty ( 4,955,320 ) divided into one million two hundred thirty eight thousand eight hundred thirty ( 1,238,830 ) shares of a nominal value of U..S.$ four ( 4 ) or Drachmae one hundred ( 120 ) each .-

By virtue of a decision of the Extraordinary General Assembly held on 30.5.1976 the share capital was increased by U.S.$ two million five hundred thousand (2,500,000) or drachmae ninety one million three hundred fifty two thousand four hundred (91,352,400) and so the Company's capital reached the amount of Drachmae two hundred forty million twelve thousand (240,012,000) divided to one million two hundred thousand sixty (1,200,060) shares with a nominal value of Drs. two hundred (200) each.

By virtue of a decision of the Extraordinary General Assembly held on 25.1.1977 the share capital was increased by an amount of U.S.$ three million five hundred thousand (3,500,000) or Drachmae one hundred twenty nine million six hundred fifty four thousand (129,654,000).With the above increase the total Capital of the Company reached the amount of Drachmae three hundred sixty nine million six hundred sixty six thousand (369,666,000), divided into one million eight hundred forty eight thousand three hundred thirty (1,848,330) shares of a nominal value of Drachmae two hundred (200) each.

By virtue of a decision of the Extraordinary General Assembly held on 20.12.1977 the share capital of the Company was increased by an amount of Drachmae three hundred three million five hundred seventy one thousand (303,571,000) and so the total capital of the Company reached the amount of Drachmae six hundred and seventy three million two hundred and thirty seven thousand ( 673,237,000 ) divided into three million three hundred and sixty six thousand one hundred and eighty five ( 3,366,185 ) shares of a nominal value of Drs. two hundred ( 200 ) each.

By virtue of a decision of the Extraordinary General Assembly held on 20.11.1978 the capital of the Company was increased by an amount of Drachmae fifty six million six

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                                       5


hundred and fifty three ( 56,653,000 ). Thus the total Company's capital reached the total amount of Drachmae seven hundred and twenty nine million eight hundred and ninety thousand ( 729,890,000 ) divided into three million six hundred and forty nine thousand four hundred and fifty ( 3,649,450 ) shares of a nominal value of Drs. two hundred ( 200 ) each.

By virtue of a decision of the Extraordinary General Assembly held on 16.4.1980 the capital of the Company was increased by an amount of Drs. nineteen million three hundred and thirty three thousand ( 19,333,000 ). Thus the total capital of the Company reached the amount of Drachmae seven hundred and forty nine million two hundred and twenty three thousand ( 749,223,000 ) divided into three million seven hundred and forty six thousand one hundred and fifteen (3,746,115 ) shares of a nominal value of Drs. two hundred ( 200 ).-

By virtue of a decision of the Extraordinary General Assembly held on 27.7.1981 the capital was increased with contribution in cash by an amount of Drs. two hundred million ( 200,000,000 ) and one million ( 1,000,000 ) shares of a nominal value of Drs. two hundred ( 200 ) each and a total value above the par value of DRS two hundred and fifty million ( 250.000.000 ), were issued. Thus, the total capital of the Company has reached the amount of Drachmae nine hundred and forty nine million two hundred and twenty three thousand ( 949,223,000 ) divided into four million seven hundred and forty six thousand one hundred and fifteen ( 4,746,115 ) shares of a nominal value of Drs. two hundred ( 200 ) each.

By virtue of the Decision of the General Assembly held on 29.6.1989 the share capital was increased by an amount of Drs. seven hundred and fifty nine million three hundred and seventy eight thousand four hundred ( 759,378,400 ). Such increase was effected due to the capitalisation of the revaluation of the Company's fixed assets according to a Joint Decision of the Ministers of National Economy and Finance Nr. E/2665/88. In connection with the above increase three million seven hundred and ninety six thousand eight hundred and ninety two ( 3,796,892 ) new shares were issued of a nominal value of Drs. two hundred ( 200 each ). Thus, the Share Capital of the Company today is Drs. one billion seven hundred and eight million six hundred and one thousand four hundred ( 1,708,601,400 ) divided into eight million five hundred and forty three thousand seven ( 8,543,007 ) shares of a nominal value of Drs. two hundred ( 200 )each.

By decision of the Extraordinary General Assembly dated March 27, 1991, the value of each share was decreased from Drs. two hundred (200) to Drs. one hundred (100). Thus, the number of the shares in circulation, was accordingly increased from eight millions five hundred and forty three thousand and seven (8.543.007) to seventeen millions eighty six thousand and fourteen(17.086.014) bearer shares without any change in the capital stock of the Company and each old share was exchanged with two new shares.

By the same decision: a) part of the reserve amounting to Drs. eighty seven million nine hundred ninety eight thousand and six hundred (87.998.600) was capitalized and eight hundred seventy nine thousand nine hundred eighty six (879.986) bearer shares were issued of a par value of Drs. one hundred (100) each, b) the capital stock was

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                                       6


increased by an amount of Drs. four hundred and ninety million nine hundred thousand (490.900.000) and four million nine hundred and nine thousand (4.909.000) bearer shares were issued with a par value of Drs. 100 each, out of which Drs. four million five hundred and seventy five thousand (4.575.000) shares were covered by public offering and three hundred thirty four thousand (334.000) shares were disposed of privately at a price above the par value. The difference between the price above the par value and the par value of each share amounting to Drs. four thousand four hundred (4.400) for each share was credited to the special reserve provided for the issuance of shares above par value. Thus the capital stock of the Company reached the amount of Drs. two billion two hundred and eighty seven million five hundred thousand (2.287.500.000) divided into twenty two million eight hundred seventy five thousand (22.875.000) shares, of a par value of Drs. one hundred (100) each, out of which seventeen million eighty six thousand and fourteen (17.086.014) shares are registered shares and the rest five million seven hundred eighty eight thousand nine hundred eighty six shares (5.788.986) are bearer shares.

By decision of the Extraordinary General Assembly dated November 2, 1992, the Company's capital stock was increased by an amount of Drs. one billion one hundred and forty three million seven hundred and fifty thousand (1.143.750.000) owing to the capitalization of the reserves provided for by L.1731/1987 for an amount of Drs. two hundred forty four million five hundred and five thousand three hundred twenty six (244.505.326) and by L. 1828/1989 for an amount of Drs. four hundred forty four million (444.000.000) as well as by part of the surplus-value which was the outcome of the readjusted value of the real estate of L.2065/1992 for an amount of Drs. four hundred fifty five millions two hundred and forty four thousand five hundred and seventy four (455.244.574) and eleven million four hundred and thirty seven thousand five hundred (11.437.500) bearer shares of a par value of Drs. one hundred (100) each were issued. After that last increase, the company's capital stock has reached today an amount of Drs. three billion four hundred thirty one million two hundred and fifty thousand (3.431.250.000) divided into thirty four millions three hundred and twelve thousand and five hundred (34.312.500) shares of a par value of Drs. one hundred (100) each, out of which seventeen million eighty six thousand and fourteen (17.086.014) shares are registered shares and the rest seventeen million two hundred twenty six thousand four hundred eighty six (17.226.486) are bearer shares.

By decision of the Extraordinary General Assembly dated February 23, 1995, the Company's capital stock was increased by an amount of Drs. one billion seven hundred and fifteen millions six hundred and twenty five thousand (1.715.625.000) owing to the capitalization of the reserves provided for by L. 1828/1989 for an amount of Drs. two hundred and sixty six millions one hundred and twelve thousand five hundred fifteen (266.112.515), as well as by part of the surplus-value which was the outcome of the readjusted value of the real estate of L.2065/1992 for an amount of Drs. one billion four hundred forty nine million five hundred and twelve thousand four hundred and eighty five (1.449.512.485) and seventeen million one hundred and fifty six thousand two hundred fifty (17.156.250) bearer shares of a par value of Drs. one hundred
(100) each were issued.

By decision of the Extraordinary General Assembly dated October 23, 1997, the Company's capital stock was increased by an amount of (i) Drs. five billion one

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hundred and forty six million eight hundred and seventy five thousand
(5.146.875.000) owing to the capitalization of the reserves provided for by L. 1828/1989 for an amount of Drs. four billion nine hundred and thirty five million eight hundred and eighty seven thousand four hundred eighty five (4.935.887.485) and to non disposed profits from the fiscal years 1992-1995 for an amount of Drs. two hundred and ten million nine hundred eighty seven thousand and five hundred fifteen ( 210.987.515 ) and fifty one million four hundred sixty eight thousand seven hundred fifty ( 51.468.750 ) bearer shares of a par value of Drs. one hundred (100) each were issued and (ii) by Drs. four billion (
4.000.000.000 ) by the way of payment of cash and the abrogation of the preferential right of the old shareholders, as to this increase and forty million ( 40.000.000 ) ) bearer shares of a par value of Drs. one hundred (100) each were issued and were disposed at a price above par value of Drs.six thousand five hundred and twenty five and a half ( 6525,50 ). The difference between the price above the par value and the par value of each share amounting to Drs. six thousand four hundred and twenty five and a half (6.425,50) for each share was credited to the special reserve provided for the issuance of shares above par value.

By decision of the Extraordinary General Assembly dated March 20, 2000, the Company's capital stock was increased by an amount of Drs one billion seven hundred and three million and five hundred and sixty one thousand (1.703.561.000), through the contribution of an equal amount of the share capital of the absorbed societe anonyme under the tradename "THREE I "3I" JUICES
- BEVERAGES SOCIETE ANONYME", in accordance with the provisions of articles 68 - 77 of Codified Law 2190/1920, as in force, and articles 1 - 5 of Law 2166/1993. Pursuant to the above increase, seventeen million and thirty five thousand six hundred and ten (17,035,610) new shares were issued, of a nominal value of Drs. one hundred (100) each. The same above General Assembly decided the decrease of the share capital of the Company, given that through the above merger by absorption it acquires the total assets of the absorbed Societe Anonyme under the tradename "THREE I "3I" JUICES - BEVERAGES SOCIETE ANONYME", which includes 17,034,274 shares in "3E", and thus the Company acquires the above number of its own shares which, in accordance with the law, will be cancelled and the share capital of the Company will be decreased by their nominal value, i.e. the amount of Drs. one billion seven hundred and three million and four hundred and twenty seven thousand four hundred (1,703,427,400). Thus, the share capital is increased by Drs. one hundred and thirty three thousand six hundred (133,600) and there will be issued one thousand and three hundred and thirty six (1,336) new bearer shares, of a nominal value of Drs. one hundred (100) each.

After the above decrease and increase of the capital stock pursuant to the decision of the Extraordinary General Assembly dated 20 March 2000, the company's capital stock reached the amount of Drs. fourteen billion two hundred ninety three million eight hundred and eighty three thousand six hundred (14,293,883,600) divided into one hundred and forty two million nine hundred and thirty eight thousand and eight hundred and thirty six (142,938,836) shares of a par value of Drs. one hundred (100) each.

By decision of the Extraordinary General Assembly dated April 19, 2000, the Company's capital stock was increased by an amount of Drs. eleven billion two

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hundred and forty four million eight hundred and thirty two thousand seven hundred (11,244,832,700), through cash payment and the abrogation of the right of preference of the old shareholders in respect of such increase, to be subsribed by the shareholders of Coca-Cola Beverages, and it was decided to issue one hundred and twelve million four hundred and forty eight thousand and three hundred and twenty seven (112,448,327) new bearer shares of a nominal value of Drs. one hundred (100) each, which were decided to be disposed at a price above par value of Drs. six thousand and sixty-five (6,065). 131,579 of the above shares would have been granted to employees of Coca-Cola Beverages in the event that they exercised the relevant right.

With respect to the above increase it was decided to apply Article 13a of Codified Law 2190/1920, i.e. the final amount of the above increase to be the amount actually subscribed. As shown in the Minutes no. 551/11.08.2000 of the Board of Directors, the payment of Drs. 568,470,994,400 was certified. From the above amount, Drs. 9,372,976,000 were used for the increase of capital and Drs. 559,098, 018,400 will be credited to the special reserve provided for the issuance of shares above par value. Upon the payment of the above amount the number of shares of the Company was increased by 93,729,760 shares.

By decision of the Extraordinary General Assembly dated 22 November 2001, it was decided the increase the share capital of the Company by Drs. 526,587,626 or Euro 1,545,378.21 by capitalising reserves of the Company from the issuance of shares at above par value and by increasing the nominal value of the shares to Drs. 102.225 or Euro 0.30.

By decision of the Annual General Assembly dated 20 May 2002, it was decided the increase the share capital of the Company by Euro 2,366,685.96 by capitalising the revaluation of its land and buildings pursuant to articles 20 and 27 of Law 2065/92 and, thus, the nominal value of the share was increased to Euro 0.31.

By decision of the Extraordinary General Assembly dated 15 September 2003, it was decided the increase of the share capital of the Company by Euro 518.304.225,24 by capitalising reserves of the Company from the issuance of shares at above par value and by increasing the nominal value of the shares by Euro 2.19, i.e. from Euro 0.31 to Euro 2.50.

By decision of the Extraordinary General Assembly dated 31 October 2003, it was decided the decrease of the share capital of the Company by Euro 473,337,192 by decreasing the nominal value of the shares to Euro 0.50 and the respective capital return to the shareholders through distribution of cash.

After the above decrease, the share capital of the Company amounts to Euro 118,334,298 and is divided into 236,668,596 shares of a nominal value of Euro
0.50 each.

b) Whenever an increase of the capital stock is decided (except in the cases where the increase is made by contribution in kind) the holders of shares at the time of the increase have the privileged right to acquire new shares, in proportion to the number of old shares held by them. The time period for the exercise of such privileged acquisition is fixed by the General Assembly and same can in no case be less than one

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                                       9


month. All new shares not acquired by shareholders as abovestated, may be freely disposed by the Board of Directors even to non-shareholders. In any case of increase of the capital stock, except in the cases where the increase is made by contribution in kind or by issuance of convertible bonds, the holders of shares at the time of the increase have the privileged right to acquire all the new capital or the convertible bonds in proportion to their share participation in the existing capital stock.

c) The value of the new shares cannot be fixed below par-value. In case of issuance of new shares above the par-value, the difference between such par-value and the value of issuance is transferred to a special reserve fund account "of shares issued above the par- value". In no case can such difference be disposed for the distribution of dividends or percentages. The portion of the value of each paid-in share cannot be less than one fourth (1/4) of its par-value, nor can't it be less than Drs. twenty five (25). In case the issuance of shares above par-value is envisaged, then the above par-value difference is paid in full in lump sum upon payment of the first instalment.

                                    ARTICLE 4

1.  INDIVISIBILITY OF THE SHARES

The shares and the rights deriving therefrom are indivisible vis-a-vis the Company and, each one of them grants the right of a single vote at the General Assembly of the shareholders of the Company. In case that one or more persons are co-owners of one share or they are co-owners of the naked ownership or usufruct of only one share, then, such more beneficiaries must appoint jointly a representative to exercise the rights deriving from such share, otherwise the Board of Directors, is obliged to suspend the exercise of such rights.

2.  NATURE OF SHARES

The shares of the Company are shares issued to the bearer and dematerialised. By amendment of this provision of the Articles of Incorporation decided by the General Assembly according to the provisions of articles 19 para. 1 and 20 para. 1 of these Articles, the bearer shares may be converted to registered shares. The shares shall be deemed to have been issued at the time they are registered at the system of dematerialised titles at the Central Securities Depository.

                                    ARTICLE 5

1.  CONSEQUENCES OF OWNERSHIP OF A SHARE TITLE

The ownership of a share or of a provisional share certificate constitutes an ipso-jure acceptance by its holder of the Articles of Incorporation of the Company and of the legally adopted resolutions of its bodies. By derogation to the provision of article 8b of Codified Law 2190/1920, a shareholder is deemed to be a person who is registered in the records of the Central Securities' Repositary. In no case can shareholders or their general and special successors and lenders of shareholders or holders of shares by virtue of a legal reason ("causa") as e.g. escrow-agents, sequestrators, pledgees, lenders etc., are permitted to cause a confiscation or a sealing of the corporate assets

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                                       10


or books of the Company or of the movables trusted to the company or to proceed to the liquidation or distribution of the Company's assets or to participate in the management of the Company, by exercising rights in excess of those acknowledged to shareholders by these Articles of Incorporation and the legislation in force.

2.  DOMICILE OF SHAREHOLDERS

For any and all relations of the shareholders with the Company, same are considered as being domiciled at the registered office of the Company and are subject to the Greek Legislation.

3.  SHAREHOLDERS' RIGHT

Shareholders have the right of ownership on the assets of the Company in case of liquidation, and the right of participation in the net profits thereof in proportion to the shares they hold, and they exercise such rights in accordance with the provisions of the Law, the present Articles of Incorporation and the duly adopted resolutions of its bodies.

4.  SHAREHOLDERS' OBLIGATIONS
The responsibility of shareholders is limited to the nominal value of their shares and cannot be in excess thereof.


                                   CHAPTER 'C'

                          ADMINISTRATION OF THE COMPANY

                                    ARTICLE 6

1.  ADMINISTRATIVE BODIES

The Company is administered by the Board of Directors.

2.  REPRESENTATION OF THE COMPANY

The Company is represented before third parties as well as before any other public, judicial or any other Authority, by its Board of Directors. The Board of Directors is entitled by its special resolution to assign the representation of the Company to one or more persons irrespective of their being members or not of the Board of Directors.

                                    ARTICLE 7

1.  ELECTION OF BOARD OF DIRECTORS

The Board of Directors is composed by seven (7) to fifteen (15) members. The members of the Board of Directors are elected by the General Assembly for a three (3) year term, but each year one third of the members are renewed (by re-election or replacement). The term of each member is extended until the date of the Annual General Meeting of the year in which such term expires.

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                                       11


2.  RE-ELECTABLE BOARD

The members of the Board of Directors, may or may not be shareholders and are always re-electable.

3.  REPLACEMENT OF DECEASED, RESIGNED ETC. DIRECTORS

In case of death, resignation or removal of any member(s) of the Board of Directors, the remaining members thereof, elect the substitute(s) of such member(s) for the rest of his(their) term of office and such election must be submitted for approval to the General Assembly at its first Meeting thereafter. In case, such election is not approved by the General Assembly, then the General Assembly will itself elect the replacement(s) of the member(s) whose positions have been vacated, always for the rest of the term of office of the replaced member(s). All the acts that have been held by the non-approved by the General Assembly members during the interim period are considered valid.

                                    ARTICLE 8

ELECTION OF CHAIRMAN, VICE-CHAIRMAN, MANAGING DIRECTOR, APPOINTMENT OF SECRETARY AND PERSONS RESPONSIBLE FOR CRIMINAL AND MARKET POLICE OFFENCES

By absolute majority vote decision of the Directors who are present or represented thereat, the Board of Directors, elects among its members, the Chairman and the Vice-Chairman, who replaces the Chairman when absent or hindered. In case the Vice-Chairman is also absent or hindered, same is replaced by another member of the Board of Directors to be designated by it. Also, the Board, by absolute majority voting of the members who are present or represented, elects its Managing Director and its Secretary, while it may appoint its Secretary a person who may not be a member of the Board of Directors. In the same manner that the Secretary is elected or appointed, one or more persons not necessarily members of the Board of Directors are elected and appointed as responsible for Market Police and Criminal Offences. Such elections are always being effected at the first Meeting of the Board following the General Assembly Meeting at which the partial or total renewal of the members of the Board has taken place. The Chairman, Vice-Chairman, the Managing Director e.t.c. can always be re-elected.

                                   ARTICLE 9

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors meets at the registered office of the Company, ordinarily at least once every calendar month and at a date and time fixed by the Chairman, or the Vice-Chairman substituting him, and extraordinarily whenever the Chairman, or the Vice-Chairman substituting him, deems expedient or necessary the convention thereof or whenever two (2) at least Directors request it in writing.

                                   ARTICLE 10


1.  ORDINARY QUORUM OF THE BOARD OF DIRECTORS

The Board of Directors is in quorum and meets validly whenever one half (1/2) plus one of its Directors are present or represented thereat, but in no case can the number of the personally present Directors be less than three (3). For the determination of the said quorum fractions, if any, are omitted.

2. EXTRA-ORDINARY QUORUM OF THE BOARD OF DIRECTORS

Especially for decisions which concern the items under (a) to (g) below, in case the Board of Directors consists of 9 or 10 members, it is in quorum and is validly meeting if at least 3/4 of its Members are present or represented thereat. (a) the proposal to change the Company objects; (b) the undertaking by the Company of obligations of any kind whatsoever, including guarantees and capital expenditure, the value of which exceeds the amount of U.S. Dollars ten million (10,000,000); (c) the entering into any agreement, arrangement or contract involving payments or other consideration in excess of U.S. Dollars ten million (10,000,000); (d) the sale, lease, exchange, transfer or otherwise disposing, directly or indirectly, in a single transaction or a series of related transactions of all or substantially all of the assets of the Company, or any sale of a majority of the value of the assets of the Company, when such disposition is not in the ordinary course of business (unless such sale is undertaken in connection with, or as a part of, a sale-lease back transfer); (e) the appointment of the Chief Executive Officer of the Company; (f) approval of the annual budget; provided, however, that if no new annual budget is approved, the prior year's budget, adjusted for inflation, will be used in place of the new annual budget until the new annual budget is approved; and (g) the approval of any annual business plan submitted by Company management.


3.  ADOPTION OF A RESOLUTION

The resolutions of the Board of Directors are validly adopted by absolute majority of its Directors who are present or represented at the Meeting, exception made to the cases where these Articles require an increased majority. In case of a tie vote, if the voting is open (non-secret), then such voting is repeated. If the voting is secret, then the adoption of a resolution is postponed. With respect to personal matters the Board of Directors decides by secret ballot. Each Director has only one vote and if he represents one absent Director, then he has two (2) votes. Exceptionally, for the adoption of a resolution on the matters referred to under paragraph 2 above, a two-thirds (2/3) majority of the directors present or represented is required.

4.  REPRESENTATION OF DIRECTORS

Any member of the Board absent for any reason from Meetings of the Board of Directors may be represented by another member appointed by the absentee through letter, telex, cable or fax addressed to the Board. In no case, however, can one member represent more than one other member.

5.  MINUTES OF THE BOARD

The Secretary of the Board of Directors keeps minutes of the discussions and resolutions of the Board of Directors, which are entered into a special book and are signed by the Directors personally present at the Meeting. The adopted resolutions are evidenced from these minutes. No member of the Board of Directors has the right to refuse to sign the minutes of a Meeting at which he was present. However, he is always entitled to request that his opinion be recorded in the minutes, if such opinion is different from that of the adopted resolution. In no case can the validity of a lawfully adopted resolution be affected by the non-signature of the minutes by a Director present at the Meeting, provided mention of such refusal is made in the minutes. The copies of, or extracts from the minutes are issued by the Chairman or by his legal substitute or by the persons appointed by a resolution of the Board of Directors.

                                   ARTICLE 11

1.  COMPETENCY OF THE BOARD OF DIRECTORS

The Board of Directors, acting collectively is competent for the administration and management of the Company's affairs. It decides on every matter concerning the Company and carries out each and every action, except only those for which pursuant to the Law or these Articles, the General Assembly of the shareholders is competent. Indicatively, but not by way of limitation, the Board of
Directors:

(a)    Represents judicially and extra-judicially the company.

(b) Initiates and carries out Court proceedings, makes confiscations, records mortgages and pre-notations of mortgages, consents to their withdrawals, waives privileges, court actions and legal remedies, makes judicial and extra-judicial compromises and agrees to arbitrations.

(c) Acquires, creates or transfers in rem and in personam rights on movables and immovables, reservation made to the provisions of article 10 of the Codified Law 2190/1920, assumes obligations, concludes agreements, of any nature, reservation made to the provisions of Article 23a of Codified Law 2190/1920 and participates to public or other bids and auction sales.

(d) Hires, appoints and fires employees and agents of the Company, determining their remuneration and salaries and grants and rescinds all general or special authorizations on behalf of the Company.

(e) Issues, accepts and signs or guarantees or endorses promissory notes, letters of credit, checks and, in general, all negotiable instruments.

(f)    In general determines the expenses of the Company.

(g) Controls the books and the treasury of the Company, prepares the annual financial statements, proposes the amortizations to be made of the installations and the writing-offs of doubtful claims and proposes the dividends and profits to be distributed.

(h) Determines all matters pertaining to the internal operation of the Company, issues the relevant regulations and, in general, performs any and all actions, pertaining to the management of the Company and the administration of its assets, and possesses each and every power in connection with the administration of the Company's interests and the performance of any action, whatsoever, aiming to the carrying-out of the Company's purposes.

                                   ARTICLE 12


DELEGATION OF THE BOARD OF DIRECTORS AUTHORITIES TO ITS MEMBERS OR TO THIRD PARTIES :

The Board of Directors may, by resolution unanimously adopted, delegate the exercise of all or part of its rights and authorities pertaining to the administration, management and representation of the Company to one or more persons, either among its members or not. The title and the delegated authority to each such person(s) is always determined by the resolution of the Board of Directors appointing them.


                                   ARTICLE 13


a) Each and every member of the Board of Directors is responsible towards the Company during the management of the Company's affairs for any and all of his offences. It is especially responsible if the Balance Sheet contains omissions and/or false statements which hide the real situation of the Company.

b) Such a responsibility does not exist should the member prove that it has exercised the diligence of a prudent man. This does not apply to the Managing Director who is obliged to any diligence. This responsibility does not exist in connection with actions and omissions based on lawful decisions of the General Assembly.


                                   ARTICLE 14


OBLIGATIONS OF THE MEMBERS OF THE BOARD OF DIRECTORS

It is forbidden to the Directors, Managers and senior officers of the Company to exercise professionally, either personally or in collaboration with third parties, without the prior permission of the General Assembly, any or all of the objectives of the Company or exercise businesses similar to such objectives or to participate in partnerships having similar objectives. In case of violation of the above prohibition, the Company is entitled to indemnification and the responsible party, in the case where he is a member of the Board of Directors, is removed from office by a resolution of the Board of Directors. In such a case, paragraphs 2 and 3 of Article 23 of Codified Law 2190/1920 are also applicable.


                                   CHAPTER 'D'

                                GENERAL ASSEMBLY

                                   ARTICLE 15


COMPETENCY OF THE GENERAL ASSEMBLY

The General Assembly of the shareholders is the supreme body of the Company and is entitled to decide on all, in general, of the Company's businesses and affairs. The lawful resolutions of the General Assembly are binding for both the absent as well as the dissenting shareholders. Specifically, the General Assembly is the only competent body to decide on :

(a) All matters submitted to it by the Board of Directors or by anyone else who is entitled to cause its convention in accordance with the provisions of the Law or of the present Articles.

(b) Amendments of the present Articles. Such amendments are also considered those that refer to the increase, except for the provisions of paras b) and c) of Article 3 of these Articles of Incorporation or the decreases of the capital stock of the Company, the dissolution of the Company, the extension of its duration and its merger with others.

(c) The election of the members of the Board of Directors except in the case of Article 7 paragraph 4 hereof, and of the auditors and the determination of their remuneration.

(d) The approval or amendment of the annual financial statements prepared by the Board of Directors and the disposition of net profits.

(e) The approval, under special voting carried out by roll-call, of the administration of the Board of Directors and the discharge of the Board of Directors and auditors from any responsibility, following the approval of the annual financial statements and after the hearing of the report on the Board's activities and on the general condition of the Company's affairs and of the Company itself. Members of the Board of Directors and employees of the Company are entitled to participate to the above voting, but only with the shares that are owned by them.

(f) The hearing of the auditors' report on the audit they carried out on the books and accounts of the Company.

(g) The conclusion of loans by issuance of bearer bonds, as well as the issuance of bonds provided for in Art. 3a of the C.L. 2190/1920 and the Articles 6 and 8 of Emergency Law 148/1967 and of the Legislative Decree 34/68.

(h)    The appointment of liquidators, in case of dissolution of the Company.

(i) The initiation of Court proceedings against members of the Board of Directors or auditors, for violation of their duties deriving from the Law or these Articles of Incorporation.


                                   ARTICLE 16

PARTICIPATION TO THE GENERAL ASSEMBLY

Each shareholder, owning one share at least, may participate at the General Assembly either personally or through a representative. Persons under age or under judicial interdiction or supervision and legal entities are represented by their legal representatives. The documents of representation may be private, provided they are dated and they are signed by the person issuing same.


                                   ARTICLE 17

(a) The General Assembly is convened by the Board of Directors, which also determines the items of the Agenda, and is held obligatorily at the registered offices of the Company, regularly once a year within the first six months from the end of the Company's fiscal year. The Board of Directors is entitled, whenever it deems it necessary to call an extraordinary Meeting of the General Assembly.

b) The General Assembly may also be convened at the request of shareholders representing 1/20 at least of the paid-in capital stock of the Company provided they shall file an application mentioning the reasons for such convention and deposit their shares with either the Treasury of the Company or the Deposits and Loans Fund or with any banking institution in Greece. Provided such application is filed, the Board of Directors is obliged to call an extraordinary Meeting of the General Assembly, fix the date of such Meeting, which must necessarily be fixed within thirty (30) days from the date of service of the relevant application to the Chairman of the Board and determine the items of the Agenda which are mentioned in the application filed.

c) At the request of shareholders holding 1/20 at least of the paid-in capital stock, the Chairman of the General Assembly is obliged to adjourn, but only once, the adoption of any resolution of an ordinary or extraordinary General Assembly and fix as new date of the meeting for adoption of such resolutions, the date mentioned in the shareholders request which can not be later than thirty (30) days from the date of the adjournment.

d) The invitations for the Meetings of the General Assembly are published at least ten (10) full days prior to the date thereof in the Bulletin for Anonymous Companies and Limited Companies of Limited Liability of the Governmental Gazette and twenty (20) full days at least in one daily newspaper of Athens among those having at the Board of Directors' opinion the largest circulation nation-wide selected from the newspapers set out in article 3 of L.D. 3757/1957, as in force, in one daily financial paper, among those determined by decision of the Minister of Commerce, according to the provisions of Article 26 paragraph 2 of Codified Law 2190/1920, and in a daily or at least weekly newspaper from those published at the seat of the Company and in case no newspaper is published in such area, then in a daily or weekly newspaper from those published at the capital of the District where the Company has its seat. Exceptionally, if the Company has its seat in a Municipality or Commune of the District of Attica, outside the Municipality of Athens, then the invitation must be published in a daily or weekly newspaper from those published at the seat of the Company and in case no newspaper is published in such area, then in a daily or weekly newspaper from those published at the seat of the competent Prefecture. The daily or at least weekly newspapers must fulfil the conditions of article 1 of L.D. 1263/1972 and article 2 of Law 4286/1963 respectively, as in force, and must be in continuous circulation for at least three years. Said invitations must also be posted in a conspicuous place in the offices of the Company twenty (20) full days at least prior to the date of the Meeting. In case of an obligatory adjournment, the invitations for the adjourned Meeting of the General Assembly must be posted, as stated above, ten (10) full days at least prior to the date of the Meeting and must also be published in the Bulletin for Anonymous Companies and Limited Companies of Liability of the Governmental Gazette five (5) full days at least prior to the date of the Meeting and in the abovementioned daily and financial newspapers ten (10) full days at least prior to the date of the Meeting. The invitations referred to above must indispensably mention the place, date and time of the Meeting as well as the items of the Agenda in every possible detail.

 e) The General Assembly, whether regular or extraordinary, cannot discuss or decide on matters which are not included in the Agenda.

 f) (a) Ten (10) days prior to any General Assembly Meeting, the Company is obliged to deliver to any shareholder applying for it, the annual financial statements together with a copy of the balance sheet and the relevant therewith reports of the Board of Directors and of the Auditors.

       (b) Forty-eight (48) hours prior to any General Assembly Meeting, a list of the shareholders having the right to vote at the Meeting and/or of their representatives must be posted at a conspicuous place in the Company's offices, such list indicating the names of shareholders and of their representatives, if any, their addresses and the number of shares and votes held by each one of them.

       (c) The Board of Directors is obliged, at the request of shareholders holding 1/20 of the paid-in capital stock, submitted to the Company five
       (5) full days prior to the date of the Ordinary General Assembly Meeting, to : (i) Inform the General Assembly of the amounts paid during the last two years period by the Company to Directors or Managers or other employees of the Company and any other consideration paid to such persons by the Company for any reason whatsoever, and (ii) Supply the requested concrete information regarding the Company's affairs to the extent such information is useful for an actual evaluation of the items of the agenda. The Board of Directors may refuse to supply the requested information, for good and substantial reasons, which must be set forth in the minutes.

       (d) At the request of shareholders holding 1/3 of the paid-in capital stock submitted to the Company within the period mentioned in the preceding paragraph and provided such shareholders are not represented in the Board of Directors, the Board of Directors is obliged to furnish to them during the Meeting of the General Assembly or if it so prefers to their representatives prior thereto, information regarding the development of the Company's affairs and of its assets. The Board of Directors may refuse to give such information for good and substantial reasons which, in such case must be set forth, in the minutes.

       (e) In the cases mentioned in the second section of paragraphs (c) and
       (d) above, if any dispute arises, concerning the well founding of the claimed reasons of refusal, such dispute shall be resolved by the President of the competent Court of the area wherein the Company's registered office is situated, judging according to the summary proceedings for Preliminary Measures.

       (f) In all abovementioned cases of paragraphs c) and f) sub-paras (c) and
       (d) of this article, shareholders exercising the rights granted to them thereof are obliged to deposit the shares granting to them the relevant right, according to Article 28 of Codified Law 2190/1920 and Article 18 of the present Articles of Incorporation. Such deposit must be made on the day such request is submitted and lasts until the General Assembly is held, whereas in the case of paragraph f) sub-para (e) the deposit of the shares must last until the judgement of the appropriate Court is rendered.

                                   ARTICLE 18

1. FORMALITIES FOR THE PARTICIPATION IN THE GENERAL ASSEMBLY - DEPOSIT OF SHARES

The shareholder is obliged, for his participation at the General Assembly Meeting, to furnish to the Company a relevant certificate issued by the Central Securities' Depository, in accordance with article 51 of Law 2396/1996, five (5) days prior to such meeting,

2. DEPOSIT AND DEPOSIT RECEIPT

Five (5) days prior to the General Assembly Meeting the relevant certificates set forth in the preceding paragraph 1, as well as the powers of attorney and any other authorization document of the persons representing the shareholders must be deposited with the Company.

3. CONSEQUENCES IN CASE OF OMISSION OF THE FORMALITIES

Failure to comply to the formalities specified in this Article deprives the shareholder from his right to participate in the General Assembly Meeting, unless such Meeting, being in quorum, permits his participation.


                                   ARTICLE 19

1. ORDINARY QUORUM OF THE GENERAL ASSEMBLY

The General Assembly Meeting is in quorum and convenes lawfully on all items of the Agenda, except those expressly mentioned in paragraph 2 of this article, whenever shareholders holding at least 1/5 of the paid-in capital stock of the Company, are either present or represented at the Meeting. In case such quorum is not obtained the General Assembly Meeting convenes again within twenty (20) days from the date of the first Meeting, provided the invitations for such adjourned Meeting are made ten (10) full days prior to the day of such new Meeting. At such adjourned Meeting the General Assembly is in quorum and convenes lawfully on all items of the original Agenda, no matter what the percentage of the paid-in capital stock is represented at it.

2. EXTRAORDINARY QUORUM OF THE GENERAL ASSEMBLY

Exceptionally, in all cases concerning (1) the change of the Company's nationality, (2) the alteration of the Company's objectives, (3) the amendment of the Articles of Association, (4) the increase of the shareholders' obligations, (5) the increase of the capital stock of the Company, , (6) the decrease of the capital stock, (7) the issuance of bonded loans, (8) the distribution of dividends and/or the alteration of the method of profits' distribution, (9) the establishment of extraordinary reserve funds or other reserve funds in excess of the compulsory reserve fund required pursuant to articles 26 of these Articles of Incorporation and the Law (Article 44 of Codified Law 2190/1920, (10) the merging of the Company, (11) the extension of the duration of the Company, (12) the dissolution of the Company, and (13) the entering of the Company or any assets thereof into mandatory receivership or trusteeship, the General Assembly is in quorum and decides lawfully on the items of the Agenda when shareholders holding 67% of the paid-in capital stock of the Company are present or represented thereat. In case no such quorum is obtained, then the General Assembly is called again and is in quorum and convenes lawfully on the matters of the original Agenda, provided shareholders holding at least 55% of the paid-in capital stock of the Company are present or represented thereat.

In case even such quorum is not obtained the General Assembly is invited and convenes again as stated above, and is in quorum and convenes lawfully on all matters of the original Agenda provided Shareholders holding at least 50% plus one vote of the paid-in capital stock of the Company are present or represented at it

                                   ARTICLE 20

1.   ADOPTION  OF RESOLUTIONS BY THE GENERAL ASSEMBLY

The resolutions of the General Assembly are adopted lawfully by an absolute majority of all votes represented thereat.

2.   ROLL CALL VOTING

At the request of shareholders representing 1/20 of the paid-in capital stock of the Company, the adoption of resolutions on any item on the Agenda is effected by a roll call.

3.   EXTRAORDINARY MAJORITY

On matters for the discussion of which an extraordinary quorum is required in accordance with the provisions of the Article 19 paragraph 2 hereof, the resolution of the General Assembly is adopted by a majority of 90% of the votes represented at the Meeting

                                   ARTICLE 21

CHAIRMAN AND SECRETARY OF THE GENERAL ASSEMBLY : The Chairman of the Board of Directors or, his deputy, in case he is hindered, presides temporarily over the General Assembly appointing one or two Secretaries among those shareholders present or/and among non shareholders, until such time as the list of the shareholders entitled to participate to the Meeting is approved and the regular presiding Board of the General Assembly is elected. Such Board consists of a Chairman and of one or two Secretaries who perform also vote - collecting duties. The regular presiding Board over the General Assembly is elected by secret ballot, unless the General Assembly itself decides otherwise or unless the Law determines otherwise.

                                   ARTICLE 22

1.  MINUTES OF THE GENERAL ASSEMBLY

The discussions held and the resolutions adopted by the General Assembly are recorded in minutes, signed by the Chairman and the Secretary thereof. Following the request of any shareholder, the Chairman is obliged to insert in the minutes an exact summary of such shareholder's opinion. The Chairman of the Board of Directors or any of the persons referred to in article 10 para. 4 of these Articles is entitled to issue copies of the above minutes. After the dissolution of the Company, as well as during its liquidation, the copies of the minutes are certified by one of the liquidators.

2.  RECORDING OF SHAREHOLDERS LIST

In the book where the minutes are recorded the list of the present or represented shareholders of the Meeting is also recorded. Such list contains the data provided for by Article 27 paragraph 2 of Codified Law 2190/1920.


                                   CHAPTER 'E'

                          AUDITORS AND MINORITY RIGHTS

                                   ARTICLE 23

1. ELECTION OF AUDITORS :

For the audit of the books and accounts of the Company the regular General Assembly elects either two regular Auditors and two deputies thereof or one regular auditor under oath and one deputy thereof, according to Articles 36 and 42a of Codified Law 2190/1920, as amended by Presidential Decree 409/1986,and is presently in force. In any event and to the extent there is an excess of the limits of Article 42a paragraph 6 in conjunction with Article 70b of Codified Law 2190/1920, as presently in force, the appointment of auditors under oath is obligatory.The resolution appointing the auditors also determines their fees. The auditors are always re-electable.

2. DUTIES AND RIGHTS OF AUDITORS :

The auditors are entitled, at any time during the term of their office to audit any and all books and accounts of the Company and are obliged to audit the annual financial statements and submit to the regular General Assembly Meeting a report on the findings of their audit, after the end of the fiscal year. The annual accounts that reflect the financial position of the Company on the last day of the audited period and the loss and profits account must result clearly from such report, after the audit of the correctness and legality of the entrances made in the corporate books. The auditors are also entitled to request from the Chairman of the Board of Directors to convene an extraordinary Meeting of the General Assembly. Such Meeting is obligatorily convened by the Board of Directors within ten (10) days from the notification of the relevant request to the Chairman thereof and the items of the Agenda of this Meeting are as determined in said request.

3. APPOINTMENT AND REFUSAL THEREOF :

Within five (5) days from the day on which the General Assembly appointing the auditors is held, such appointment shall be notified to the appointees by the company, and if they do not decline their appointment within five (5) days from such notification, they shall be considered as having accepted the appointment and shall be subject to all liabilities and obligations of Article 37 of Codified Law 2190/1920.

                                   ARTICLE 24


1.  AUDIT BY THE SMALL MINORITY :

The Company's Shareholders representing at least one twentieth (1/20) of the paid-in capital stock, may request audit of the company from the President of the Court of First Instance of the district of the registered office of the Company or from the President of the Court of Appeal of the district of the registered office of the Company, pursuant to Articles 634 onwards of the Code of Civil Procedure. The audit is ordered if it is likely that through the actions charged the provisions of the law or the articles of incorporation of the company or the resolutions of the General Assembly have been violated. In all cases the charged actions must have been committed within a period not exceeding two years from the date of approval of the annual financial statements of the fiscal year within which such actions were committed.

2.  AUDIT BY THE GREATER MINORITY :

Shareholders of the company representing one third (1/3) of the paid in capital stock, may, under the provisions set forth in the preceding paragraph, request from the competent Court the audit of the company provided that from the whole course of the Company's business affairs it may be concluded that the management of these affairs is not exercised as required by an honest and wise administration. This provision does not apply if the requesting minority is represented in the Board of Directors of the Company.

 3. Shareholders who submit an application, as provided for in the preceding paragraphs are obliged to maintain the shares granting to them this right deposited with the Deposits and Loans Fund, the Bank of Greece or with any lawful acting Bank in Greece until a decision is taken and in any case for a period not less than thirty (30) days from the day of submission of such an application.

                                   CHAPTER 'F'

               ANNUAL FINANCIAL STATEMENTS AND DISPOSAL OF PROFITS

                                   ARTICLE 25

1.  FISCAL YEAR :

The fiscal year, commences on January 1 and ends on December 31 of each year at which time the inventory of the Company's assets is made.

2.  PREPARATION OF THE ANNUAL FINANCIAL STATEMENTS :

The accounts are closed and the annual financial statements are prepared by the Board of Directors in accordance with the provisions of Articles 42a, 42b, 42c,42d, 42e, 43, 43a, 70a and 70b of Codified Law 2190/1920 as substituted or added respectively by

Articles 29 to 37 of Presidential Decree 409/1986. The financial statements together with the annual report of the Board of Directors to the shareholders, as well as with the report of the auditors, are submitted for approval to the Ordinary General Assembly.

                                   ARTICLE 26

NET PROFITS AND DISPOSAL THEREOF :

Net profits of each corporate fiscal year are those deriving from the gross profits of the Company after deduction of all expenditures, of all losses, as well as the depreciations provided for by the Law and of any other corporate charge. The remaining balance, after deduction of the above amounts, constitutes the annual net profits of the Company which, under the reservation of Article 44a of Codified Law 2190/1920, as added by Art. 37 of P.D.409/86 are distributed according to the following order :

(a) An amount from five percent (5%) to thirty (30%) percent is retained for the formation of the ordinary reserve fund until a sum equal to one third (1/3) of the capital stock is reached. The ordinary reserve fund is exclusively used to cover, the remaining debit balance, if any, of the profits/losses account, before each distribution of dividends,

(b) Six percent (6%) at least on the paid-in capital stock for the payment of the first dividend with the reservation of the provisions of Article 3 of Emergency Law 148/1967 as substituted by Article 1 of Law 876/1979. The remaining balance is disposed, in total or in part, according to the judgement of the General Assembly, either for the distribution of dividends or for the remuneration of the Board of Directors or for the additional remuneration of the Directors and the Managers or of other employees of the Company, or for increasing the capital stock, according to Article 45 paragraph 3 of the Codified Law 2190/1920 or for covering non-taxable reserve funds or for its (remaining balance) transfer to the new fiscal year or to the extraordinary reserve fund.

                                   ARTICLE 27

1.  PAYMENT OF DIVIDENDS :

The payment of dividends commences from the date fixed by the ordinary General Assembly or, if so authorized by it, by the Board of Directors after the approval of the annual financial statements, and within a time limit of two (2) months. The payment is made at the registered office of the Company. No claim whatsoever for interest payment may be made by any party who failed to request in time the payment of its own dividends. Dividends that have not been collected within five (5) years from the date they became due, are prescribed.

2.  INTERIM DIVIDENDS :

The distribution of interim dividends or of percentages thereon is permitted only if, twenty (20) days at least prior to the date of such distribution, an accounting report on the Company's assets and profits is published in one of the Athens daily newspapers among those, which in the Board of Directors' opinion, have the largest circulation, as well as in the Bulletin for Anonymous Companies and Limited Companies of Liability of the Governmental Gazette and it is submitted to the competent supervisory Authority. Dividends so distributed can not exceed one half (1/2) of the net profits shown in the said accounting report.

                                   CHAPTER 'G'

                    DISSOLUTION - LIQUIDATION OF THE COMPANY

                                   ARTICLE 28

(1)    DISSOLUTION OF THE COMPANY :

       (A)    The Company is dissolved:

              (a) Upon expiration of its duration, mentioned in Article 1 paragraph 5 of the present Articles of Incorporation, except in the case where the General Assembly, which is obligatory convened at least one year prior to such expiration date, decides for the extension of the Company's duration,

              (b) Even prior to said expiration date, upon resolution of the General Assembly, which is adopted in accordance with the provisions of Articles 19 paragraph 2 and 20 paragraph 3 of the present Articles of Incorporation, and

              (c) Upon the Company being declared bankrupt, as provided for by Article 47a of Codified Law 2190/1920 as in force.

       (B) In the case where the Company's total assets, as determined in the sample of balance sheet, set forth in Article 42c of Codified Law 2190/1920, as presently in force, become inferior to one half (1/2) of the paid-in capital stock, the Board of Directors is obliged to convene the General Assembly, within a six (6) month time limit from the end of the fiscal year, to decide whether or not the Company will be dissolved or any other remedy will be adopted.

       (C) The concentration of all Company's shares in the hands of one single shareholder does not constitute a reason for the dissolution of the Company.

       (D) Except in the case of bankruptcy, the dissolution of the Company shall be followed by its liquidation. In the case under section
              (a) of paragraph a) of this Article, the Board of Directors acts as liquidator, until liquidators are appointed by the General Assembly, whereas in the case of section (b) above the General Assembly appoints the liquidators by its resolution for the dissolution of the Company.

       (E) If the Company has been dissolved due to the expiration of its duration or by a resolution of the General Assembly or, if after its declaration in bankruptcy, a compromise settlement or rehabilitation is reached, in accordance with the Bankruptcy Law provisions in force, then the Company may be re-instated by a resolution of the General Assembly, adopted in accordance with the provisions of Articles 19 paragraph 2 and 20 paragraph 3 hereof. Such decision cannot be made if the distribution of the Company's assets has already begun.

                                ARTICLE 29

1.     LIQUIDATION OF THE COMPANY - LIQUIDATORS :

In any case of dissolution of the Company, the General Assembly determines the method of liquidation of the corporate affairs, appointing two (2) or three (3) liquidators and fixing their remuneration.

2.     COMPETENCY OF LIQUIDATORS :

The liquidators substitute the Board of Directors and their appointment entails, ipso-jure, the termination of all powers of the Board of Directors and of the Auditors. The liquidators have all the authorities of the Board of Directors as well as any other authority that can be assigned to them by the relevant resolution of the General Assembly.

3.     OBLIGATIONS OF LIQUIDATORS :

(a) The liquidators must, on assuming their duties, make an inventory of the Company's assets and draw-up a balance sheet, publish copies thereof in the press and in the Bulletin of Anonymous Companies and Limited Liability Companies of the Government Gazette and submit a copy thereof to the competent supervising Authority. Further the liquidators publish a balance sheet according to Article 7a paragraph (ib) of Codified Law 2190/1920 and initiate the publications of paragraphs ic and id of the above Article added by the P.D. 409/1986. The liquidators have the same obligation for publication of a balance sheet upon termination of the liquidation.

(b) The liquidators, are entitled and obliged to liquidate the assets of the Company and to pay its liabilities. If they are three (3) the decision is taken by majority vote. For effectuating the liquidations, they are vested by the General Assembly with all the rights and powers which are necessary for the unhindered performance of their task. Also, subject to the approval of the General Assembly they may proceed to the sale as a whole of the Company's assets.

(c) The liquidators, within thirty (30) days from the receipt of a request by shareholders representing one twentieth (1/20) of the paid-in capital stock, are obliged to convene the General Assembly. The above-mentioned request must include the Agenda.

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                                       26


4.     LIQUIDATION PROCEEDS :

The Company's liquidation proceeds, after the full payment of its liabilities, belongs to its shareholders and is distributed amongst them on a pro-rata basis to the number of shares held by each one.

                                   ARTICLE 30

1.     THE GENERAL ASSEMBLY DURING THE LIQUIDATION :

During the liquidation period, the General Assembly maintains all its rights and convenes, discusses and decides in accordance with the provisions of Articles 15 to 22 hereof, whereas the liquidators are carrying out all actions which according to these Articles are assigned, to the Board of Directors. The General Assembly approves the final accounts of the liquidation.

2.     PROVISIONAL CHAIRMAN AND SECRETARIES OF THE GENERAL ASSEMBLY:

Until the election of its final Chairman and Secretary or Secretaries, the General Assembly is presided by the holder of the greatest number of shares with two of the younger shareholders, appointed by him to act as Secretaries.

                            Maroussi, 31 October 2003

                     The Chairman of the Board of Directors

                                   (signature)

                                 George A. David

                                EXACT TRANSLATION
                            OF THE CERTIFIED COPY OF
                   THE ARTICLES OF ASSOCIATION ATTACHED HERETO

                                ATHENS 12.11.2003
                            THE TRANSLATING ATTORNEY




                             Alexandros Pavlopoulos